Exhibit 10.5
February 25, 2008
     Re: Agreement to Continue Employment.
Dear:
     We appreciate your hard work and dedication as an employee of Northfield Laboratories Inc. In view of your significant contributions, this letter will confirm the terms of your continued employment with Northfield through December 31, 2008.
     Northfield agrees to continue your employment in your present position through December 31, 2008. During this period, your current salary will not be reduced and the employee benefits you currently receive will not be materially changed without your consent. If you receive a promotion or salary increase, your new position and salary will remain in effect for the remainder of this period.
     If Northfield terminates your employment prior to December 31, 2008, you will be entitled to receive a lump sum payment of your accrued, but unused paid time off plus an amount equal to 12 months of your base salary (as in effect at the time of your termination). These payments will be paid within 14 days after actual termination, subject to any requirement to sign a written release of claims. If you are entitled to and elect to continue your medical benefits under COBRA, you will pay for that coverage at active employee rates for the first 12 months of your COBRA coverage or if earlier, until the end of your coverage. If your COBRA coverage extends for more than 12 months, you will pay the full COBRA rate for the remainder of your COBRA period. The severance pay and benefits provided for in this Agreement will be in lieu of any other severance or termination pay to which the Executive may be entitled under any Company severance or termination plan, program, practice or arrangement.
     Northfield will not be obligated to make a lump sum payment or to continue your salary or benefits if you voluntarily terminate your employment or if your employment is terminated as a result of Northfield’s determination, in its exclusive discretion, that you have failed to perform your responsibilities as a Northfield employee, including any failure to comply with your Proprietary Information and Inventions Agreement or with Northfield’s employment policies and code of business conduct and ethics.

     Northfield may require you to sign a written release of claims as a condition to providing you with payments or benefits after the date of the termination of your employment. All payments will be subject to tax withholding to the extent required by law. If you are required to sign a written release as a condition to payments or benefits, then payment will not be made until after you sign and return the release, and any required period to revoke a written release has expired.
     This letter agreement will terminate on December 31, 2008. Your Proprietary Information and Inventions Agreement will remain in force at all times. Unless we agree otherwise in writing, after that date your employment with Northfield will be on an at will basis in accordance with applicable law.
     If you agree to accept this proposal, please sign, date and return this document to my attention by not later than March 3, 2008.
     Thank you again for your continued efforts on behalf of Northfield.

Steven A. Gould, M.D.
I have read and understand this letter
and agree with its terms:

Signature:

Date:

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